Exhibit 99.1

Pactiv Evergreen to Acquire Fabri-Kal, a Leading Manufacturer of
Foodservice and Consumer Brand Packaging Solutions

LAKE FOREST, Ill., September 8, 2021 (GLOBE NEWSWIRE) -- Pactiv Evergreen Inc. (NASDAQ: PTVE) today announced that its wholly-owned subsidiary, Pactiv Evergreen Group Holdings Inc. has reached a definitive agreement to acquire Fabri-Kal, a leading manufacturer of foodservice and consumer brand packaging solutions. The transaction, valued at approximately $380 million, subject to adjustments for cash, working capital and indebtedness, is expected to close late in the third quarter or early in the fourth quarter of this year, subject to regulatory approvals and satisfaction of other customary closing conditions.

“Combining these two complementary companies will further expand Pactiv Evergreen’s position in the Foodservice segment, broaden our sustainable packaging product offerings and customer base, and increase our manufacturing capacity and distribution capabilities,” said Mike King, Pactiv Evergreen CEO. “Fabri-Kal is well known for its high-quality products, longstanding customer relationships and sustainable packaging solutions. We look forward to the Fabri-Kal team joining Pactiv Evergreen and working together to drive increased value for our shareholders, customers and employees.”

About Fabri-Kal
Fabri-Kal Corporation is a U.S. manufacturer of foodservice and custom thermoformed plastic packaging solutions, with approximately 72% of its sales attributable to foodservice products. Fabri-Kal’s products include portion cups, lids, clamshells, drink cups and yogurt containers for the consumer packaged goods and industrial food markets. Fabri-Kal specializes in a variety of materials including renewable agricultural fiber. Approximately half of Fabri-Kal’s sales are generated from fully compostable packaging products or fully recyclable packaging products. Fabri-Kal’s remaining sales are attributable to its stock foodservice customers and consumer packaged goods customers. Headquartered in Kalamazoo, Michigan, and in continuous operation since 1950, Fabri-Kal employs approximately 1,000 people and operates four manufacturing plants in the U.S.

Approvals
The transaction is expected to close late in the third quarter or early in the fourth quarter of this year, subject to regulatory approvals and satisfaction of other customary closing conditions.

Advisors
Debevoise & Plimpton LLP served as legal advisor for Pactiv Evergreen. J.P. Morgan Securities LLC served as exclusive financial advisor for Fabri-Kal, and Clark Hill, PLC acted as legal advisor.

Conference Call and Webcast Presentation
The Company will host a conference call and webcast presentation to discuss this press release and related materials on Wednesday, September 8 at 8:00 a.m. Eastern Time. Investors interested in participating in the live call may dial:

U.S.: 1-877-407-0789

International: 1-201-689-8562

Conference ID: 13722926

Participants may also access the live webcast and supplemental presentation via the following link or on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com under “Events.”

Investor webcast: https://edge.media-server.com/mmc/p/x7kqmvh2 [edge.media-server.com]

Contacts:

Investors:
Dhaval Patel
732.501.9657
dhaval.patel@pactivevergreen.com

Media:
Beth Kelly
412.303.4771
beth.kelly@pactivevergreen.com

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is one of the largest manufacturers of fresh food and beverage packaging in North America. With a team of nearly 15,000 employees, the Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.